AMENDMENT AGREEMENT

         AGREEMENT, effective as of May 29, 1998, by and between FFTW Funds, Inc., a Maryland corporation (the "Fund") and INVESTORS CAPITAL SERVICES, INC., a Delaware corporation ("Investors Capital") (formerly known as AMT CAPITAL SERVICES, INC., ("AMT Capital")).

         WHEREAS, the Fund and AMT Capital entered into an Administration Agreement dated February 1, 1995 (the "Administration Agreement"); and

         WHEREAS,   the  Fund  and  Investors   Capital   desire  to  amend  the
Administration Agreement as set forth below.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.       Amendment.

         (a) The first sentence of the Administration Agreement is hereby amended to read as follows:

                  AGREEMENT dated as of February 1, 1995 by and between FFTW Funds, a Maryland corporation (the "Fund"), and INVESTORS CAPITAL SERVICES, a Delaware corporation ("Investors Capital").

         (b) Section 11 of the Administration Agreement is hereby amended to read in its entirety as follows:

                  11. The initial term of this Agreement shall continue through June 1, 2001 (the "Initial Term"), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one-year terms (each a "Renewal Term") unless notice of non-renewal is delivered by the non-renewing party to the other party no later than 120 days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

                  (a) Either party hereto may terminate this Agreement prior to the expiration of the Initial Term in the event the other party violates any material provision of this Agreement, provided that the non-violating party gives written notice of such violation to the violating party and the violating party does not cure such violation within 30 days of receipt of such notice.

                  (b) Either party may terminate this Agreement during any Renewal Term upon 120 days written notice to the other party. Any termination pursuant to this paragraph 11 shall be effective upon expiration of such 120 days, provided, however, that the effective date of such termination may be postponed to a date not more than 150 days after delivery of the written notice:
(i) at the request of Investors Capital, in order to prepare for the transfer by Investors Capital of all records and other necessary materials; or (ii) at the request of the Fund, in order to give the Fund an opportunity to make suitable arrangements for a successor service company.

                  (c) In the event a majority of non-interested directors of the Fund determines that the performance of Investors Capital under this Agreement has been unsatisfactory or adverse to the interests of the Fund's shareholders when considered in light of industry standards, Investors Capital shall have 90 days after the receipt of written notice to such effect to correct is performance. If such corrective action is not reasonably satisfactory to such directors, this Agreement may be terminated on 30 days prior notice.

                  (d) In the event notice of termination is given to Investors Capital by the Fund under this paragraph, such notice shall be accompanied by a resolution of the Board of Trustees, certified by the Secretary, electing to terminate this Agreement and designating a successor service company.

         (c) All occurrences and uses of the term "AMT Capital" in the Administration Agreement shall be changed to the term "Investors Capital."

2. Fiduciary Duty. The parties acknowledge that the fiduciary responsibilities of Investors Capital as administrator to the Fund shall be in no way altered or affected by any affiliate relationship between Investors Capital and any other service provider to the Fund.

3.       Miscellaneous.

         (a) Except as amended hereby, the Administration Agreement shall remain in full force and effect.

         (b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.




INVESTORS CAPITAL SERVICES, INC.


By:  ________________________________




FFTW FUNDS, INC.


By:  ________________________________

Name:  _____________________________

Title:  ______________________________